Exhibit 10.1

Certain identified information, marked by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Tel	302.498.6700
Web	www.incyte.com

May 13, 2020

Anabela Cardoso

Global Brand Development Leader, Immunology
Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

RE: Commercialization of baricitinib for COVID-19

Dear Anabela:

WHEREAS, Incyte and Lilly (the “Parties”) entered into the Agreement1;

WHEREAS, Lilly is Developing and Commercializing baricitinib as a “Licensed Product” throughout the world under the terms of the Agreement;

WHEREAS, on February 4, 2020, the scientific publication The Lancet published an article entitled “Baricitinib as potential treatment for 2019-nCoV acute respiratory disease” (available at https://www.thelancet.com/journals/lancet/article/PIIS0140-6736(20)30304-4/fulltext );

WHEREAS, Lilly has been collaborating with scientific experts and government bodies regarding use of the Licensed Product in the treatment, control, management, mitigation, prevention or cure of 2019-nCoV acute respiratory disease (“COVID-19”);

WHEREAS, the Parties entered into a Letter of Understanding dated March 5, 2020 (“LOU”) providing a framework under which Lilly could explore Development of the Licensed Product for use in the treatment, control, management, mitigation, prevention or cure of COVID-19 (such uses, the “COVID-19 Field,” and such work, the “COVID-19 Work”)); and

WHEREAS, the Parties now wish to expand the COVID-19 Work to include a grant to Lilly to be able to Commercialize the Licensed Product in the COVID-19 Field;

1  December 18, 2009 License, Development and Commercialization Agreement by and between Incyte Corporation (“Incyte”) and Eli Lilly and Company (“Lilly”), as amended June 22, 2010, August 1, 2011, March 31, 2016 and December 13, 2016 (collectively, the “Agreement”) and the March 5, 2020 Letter of Understanding (the “LOU”). Capitalized terms not defined herein shall have the meanings set forth the Agreement or the LOU.

NOW THEREFORE, the Parties hereby agree (this agreement, the “Letter Agreement”) as follows:

1)    COVID-19 Cooperation. The Parties each acknowledge and agree that the present public health crisis relating to COVID-19 is sufficiently urgent that use of Licensed Product in the COVID-19 Field should commence as soon as practicable and that steps to streamline Lilly’s Development and regulatory response related to the Licensed Product in the COVID-19 Field should be implemented as between the Parties and pursuant to the Agreement, the LOU and this Letter Agreement.

2)    Commercialization Generally. During the Term, Lilly may Commercialize the Licensed Product for use in the COVID-19 Field without the obligations of Section 5.1 of the Agreement (solely with respect to the COVID-19 Field) and, to the extent practicable and desired by Lilly, by distributing or selling such Licensed Product under a distinct trademark or tradename or by utilizing distinct marketing or packaging, in order to distinguish such product from the Licensed Product generally (and that, where such alternative trademark, trade name, marketing or packaging is in fact utilized by Lilly, the foregoing right shall expressly survive any termination or expiry of this Letter Agreement). Lilly may also issue press releases, publish scientific articles, and engage media with respect to the use of the Licensed Product in the COVID-19 Field subject to the terms of Sections 11.3 and 11.4 of the Agreement, provided that such Sections shall be amended solely in respect of the Development or Commercialization of Licensed Products in the COVID-19 Field as follows: (a) the notice periods set forth in Section 11.3(a) and Section 11.3(b)(iii) shall be reduced from [***] and [***], respectively, to [***]; and (b) the review period (for comments on Publications) set forth in the first sentence of Section 11.4 and the delay period (for the opportunity to prepare and file a patent application) set forth in the second sentence of Section 11.4 shall be reduced from [***] and [***], respectively, to [***], provided in each case of (a) and (b) that Lilly shall use its reasonable efforts to provide Incyte with advance notice of any publications, publicity or media engagements relating to the use of the Licensed Product in the COVID-19 Field. For clarity, Lilly satisfies its obligations upon Incyte’s review and comment of initial drafts of communications and is not required to wait such [***] periods for further Incyte comment with respect to subsequent revisions of the same communications, provided (a) the changes in such subsequent communications do not introduce substantive new matters, and (b) Lilly shall use commercially reasonable efforts to inform Incyte of material updates thereto. Notwithstanding the foregoing sentences in this Section 2, (i) Incyte shall, at the request of Lilly, reasonably endeavor to respond to Lilly more quickly than the stated timelines, including but not limited to where Lilly seeks publication rights and no patentable invention is implicated, (ii) in the event of a safety issue regarding baricitinib that requires Lilly to make a public announcement or press release or engage media, then Lilly may do so with shorter or, only if necessary, no notice to Incyte, provided that Lilly immediately thereafter (and in any event [***]) informs Incyte and provides a reasonable explanation for the decision not to provide advance notice, and (iii) in the event of matters that require [***] response (such as, without limitation, [***] media bookings for executives or breaking developments in a trial that extend beyond safety), where giving Incyte [***] to review proposed communications is [***], such review [***], so long as Lilly [***], in which case, consistent with subsection (b) of this Section 2, Lilly shall immediately inform Incyte prior to making such communication and the Parties will work together to allow Incyte to protect such intellectual property.

3)    Emergency and Compassionate Use; Expanded Access; Humanitarian Supply. The Parties each acknowledge and agree that the present public health crisis relating to COVID-19 may warrant distribution of donated product by Lilly or the Lilly Foundation: (a) through so-called expanded access, compassionate use or similar programs, or (b) to governments, NGOs, quasi-governmental, multinational, supranational or international organizations, world health organizations, not-for-profit hospitals and other similar entities, and, in each case of (a) and (b), any such donated Licensed Product distributed through such programs or to such recipients shall not be counted in the calculation of “Net Sales” under the Agreement or hereunder provided that Lilly receives no reimbursement or compensation, whether monetarily or in-kind, therefore. In the event that Lilly receives such monetary or in-kind reimbursement or compensation, the Parties shall agree in good faith on a method of tracking and computing such amounts for purposes of the Net Sales calculation.

4)    COVID-19 Field. For the purposes of the administration of the Agreement and this Letter Agreement, the Parties acknowledge and agree that (a) the use of the Licensed Product in the COVID-19 Field will be deemed to fall under the definition of “Additional Field” (and the Parties each acknowledge and agree that execution of this Letter Agreement shall constitute satisfactory written notice thereof pursuant to Section 2.4 of the Agreement for the purposes set forth herein), and (b) where there is a conflict with respect to the use of the Licensed Product in the COVID-19 Field between the terms of the Agreement and this Letter Agreement, the terms of this Letter Agreement will apply. Such application of “Additional Field” to the COVID-19 Work shall not limit Lilly’s ability in any way to conduct activities acknowledging, supporting or advancing the idea that the Licensed Product may impact COVID-19 through inflammatory response.

If the Parties identify some other element of the Agreement not contemplated by the Parties in creating this Letter Agreement that has been or may be triggered by Development or Commercialization of the Licensed Product within the COVID-19 Field, the Parties agree to consult in good faith to determine if any of the terms of the Agreement should be applicable to such activities, and if so, whether further modification of the Agreement terms as relate thereto is warranted.

5)    Continuing Application of LOU. The Parties acknowledge and agree that Sections 1, 3, 4, 5 and the first sentence of Section 2 of the LOU shall each continue to apply on their terms. For clarity, Lilly confirms that the conduct of Development or Commercialization by Incyte, Novartis International Pharmaceutical Ltd., and its and their affiliates or licensees of ruxolitinib in the COVID-19 Field remains a permitted activity.

6)    Excluded Options. The Co-Development Option contemplated under Section 4.4 of the Agreement, and the Co-Promotion Option contemplated in Section 5.4 of the Agreement, shall in each case not apply to the Development and Commercialization of Licensed Product in the COVID-19 Field.

7)    Governance. Pursuant to Section 3.7 of the Agreement, the Parties agree to adjust the existing governance structure with respect to COVID-19, to ensure efficient operation of the collaboration in respect of the Commercialization of Licensed Product in the COVID-19 Field. Accordingly, Sections 3.1(b), 3.3, 3.4 and 3.5(a) and (b) of the Agreement shall not apply only in respect of decision-making relating to the Development or Commercialization of Licensed Products for use in the COVID-19 Field. Lilly shall have final decision-making authority, provided that with respect thereto, Section 3.5(c) shall continue to apply. For clarity, with respect to reserving Incyte consent rights as contemplated by Section 3.5(c), the parties acknowledge that no Incyte consents are contemplated by the Agreement with respect to Lilly’s discussions regarding protocols, charitable transactions, government transactions or other such strategic Commercialization and Development decisions. Notwithstanding the foregoing, (a) Lilly shall provide updates to the JDC in respect of its Development and Commercialization of the Licensed Product in the COVID-19 Field, and (b) nothing in this Section 7 is intended to provide the discretion to Lilly to make any decision or take any action that would intentionally, or would be expected to, be materially detrimental to Development or Commercialization of the Licensed Product outside the COVID-19 Field. For clarity, the foregoing clause of this Section 7 does not implicate ordinary course outcomes of Developing the Licensed Product (such as adverse safety findings) or ordinary course outcomes of Commercializing (such as failure to obtain Regulatory Approvals, prices imposed by governments or restrictions placed by Regulatory Authorities as outcomes of ordinary course regulatory negotiations).

8)    Sublicensing. Section 2.2 of the Agreement shall not apply only in respect of the Development or Commercialization of Licensed Products in the COVID-19 Field. Instead, Lilly may sublicense its rights (including through multiple tiers), in whole or in part, on a country-by-country basis (including in any Major Market), solely in respect of its Development and Commercialization of the Licensed Products in the COVID-19 Field; provided that Lilly (a) provide written notice to Incyte of any exclusive sublicenses granted and shall provide Incyte with an executed copy of any such sublicense (redacted as necessary to protect confidential or commercially sensitive information), (b) remain jointly and severally liable for its sublicensees’ compliance with the terms of the Agreement, as modified by this Letter Agreement, and (c) guarantee the compliance by each of its sublicensees with all applicable restrictions and limitations. The terms of Section 2.2 of the Agreement shall otherwise continue apply to any other sublicensing by Lilly.

9)    No Incremental Co-Development Royalty Terms. For clarity, no Incremental Co-Development Royalty terms apply to COVID-19 Field sales.

10)  Milestones and Royalties.

a.     Development and Regulatory Milestones. Lilly will not owe any of the Development or Regulatory milestones described in Section 7.2(a) of the Agreement with respect to the use of the Licensed Products in the COVID-19 Field. For clarity, the Development and Regulatory Milestones (and payments related thereto) set forth in Section 7.2(a) of the Agreement, and as may otherwise be added for other Licensed Products in an Additional

Field as addressed by Section 2.4 of the Agreement, shall remain in place for uses of the Licensed Product in the Field and Additional Fields which are not in the COVID-19 Field.

b.     COVID-19 Field-Specific Incremental Royalties. Notwithstanding anything in subsection a. of this Section 10 or in the Agreement, in addition to the royalties set forth in subsection c. of this Section 10, Lilly shall pay to Incyte royalties on cumulative (since the date of this Letter Agreement) aggregate worldwide Net Sales of all Licensed Products in the COVID-19 Field in excess of [***] at a rate of [***] (the “COVID-19 Field-Specific Incremental Royalties”). Payment of the COVID-19 Field-Specific Incremental Royalties in this Section 10.b. shall be determined based on Net Sales of the Licensed Products in the COVID-19 Field made by Lilly and its Affiliates and sublicensees throughout the Territory, as determined by the calculations set forth in subsections d. and e. of this Section 10.  Sections 7.4 through 7.9 of the Agreement shall apply to such COVID-19 Field-Specific Incremental Royalties as they do to the royalties set forth in Section 7.3(a) of the Agreement.

c.     Royalties and Sales Milestones. For clarity, aggregate worldwide Net Sales from Commercialization of the Licensed Product in the COVID-19 Field shall also be included in the calculation of aggregate worldwide Net Sales of Licensed Product, as set forth in Section 7.3(a) of the Agreement for purposes of determining royalties payable to Incyte and in Section 7.2(b) of the Agreement for purposes of determining Sales Milestones payable to Incyte.

d.     Calculation of US COVID-19 Sales: In the United Sates, in order to determine Net Sales of Licensed Product in the COVID-19 Field (as opposed to for other Indications) for purposes of determining the COVID-19 Field-Specific Incremental Royalties per this Section 10 and for tracking Net Sales for royalty calculations and sales milestones per the Agreement the Parties agree as follows:

i.     Lilly will supplement forecasts using commercially available market reports published by IQVIA Holdings Inc. or a commercially reasonably equivalent health information and analytics company, to identify Licensed Product sales in the United States broken down by both product and indication, together with such in-house analytics, tracking data and modelling as Lilly considers useful in identifying market share of Licensed Product indications. Incyte shall have the right to review such analytics, data and modeling and provide its input and comments thereto to Lilly. Lilly shall consider in good faith and discuss with Incyte any concerns raised by Incyte with respect to Lilly’s reports of Net Sales by Indication and its analysis and methodology of tracking such Net Sales by Indication. If during this process Lilly and Incyte identify diversion of COVID-19 sales for use in other indications, for example as evidenced by material reductions in sales in non-COVID-19 indications that correlate with bulk COVID-19 sales, the parties will in good faith determine true-up payments to be made such that royalties paid reflect the rates applicable to the mutually agreed utilization split.

ii.    For clarity, sales made to governmental entities shall be included in Net Sales (subject to Section 3 hereof with respect to donated Licensed Product). However, the Parties agree that should a sale be subject to a government tender at a substantially discounted price, such that the Net Sales would not exceed the sum of the Cost of Goods Sold and the Incyte royalty payments for such sale, the Parties will negotiate in good faith with respect to royalties applicable to such sale. If no such revisions are agreeable to both Parties, Lilly shall have the right to instead donate the Licensed Product.

iii.   Net Sales reports and payments related to COVID-19 Field revenues shall be subject to Sections 7.5, 7.6 and 12.1 of the Agreement.

e.     Calculation of Non-US COVID-19 Sales: For all countries outside the United States, in order to determine Net Sales of Licensed Product in the COVID-19 Field (as opposed to for other Indications) for purposes of determining the COVID-19 Field-Specific Incremental Royalties per this Section 10 and for tracking Net Sales for royalty calculations and sales milestones per the Agreement, the Parties agree as follows:

i.     From time to time, Lilly and Incyte shall instruct representatives of their finance and alliance management teams to meet to discuss demand models and market share methodologies. Lilly shall generate good faith forecasts of demand for the Licensed Product using commercially available market reports, in-house analytics, tracking data and modelling as Lilly considers reasonable to determine which sales are attributable to rheumatoid arthritis, COVID-19 or other Indications. Lilly will use this analysis and provide its methodology along with royalty payments when due under the terms of the Agreement. Incyte shall have the right to review such analysis and methodology and provide its input and comments thereto to Lilly. Lilly shall consider in good faith and discuss with Incyte any concerns raised by Incyte with respect to Lilly’s reports of Net Sales by Indication and its analysis and methodology of tracking such Net Sales by Indication. If during this process Lilly and Incyte identify diversion of COVID-19 sales for use in other indications, for example as evidenced by material reductions in sales in non-COVID-19 indications that correlate with bulk COVID-19 sales, the parties will in good faith determine true-up payments to be made such that royalties paid reflect the rates applicable to the mutually agreed utilization split.

ii.    For clarity, sales made to governmental entities shall be included in Net Sales (subject to Section 3 hereof with respect to donated Licensed Product). However, the Parties agree that should a sale be subject to a government tender at a substantially discounted price, such that the Net Sales would not exceed the sum of the Cost of Goods Sold and the Incyte royalty payments for such sale, the Parties will negotiate in good faith with respect to royalties applicable to such sale. If no such revisions are agreeable to both Parties, Lilly shall have the right to instead donate the Licensed Product.

iii.   Net Sales reports and payments related to COVID-19 Field revenues shall be subject to Sections 7.5, 7.6 and 12.1 of the Agreement.

11)  No Waiver. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver by either Party of any of its rights under the Agreement.

12)  Other Terms and Conditions. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties by their respective authorized representatives have executed this Letter Agreement, and it is therefore effective, as of the date of last signature below.

Sincerely,
INCYTE CORPORATION

/s/ Vijay Iyengar

By:	Vijay Iyengar
Title:	Executive Vice President, Global Strategy and Corporate Development

Acknowledged and Agreed:
ELI LILLY AND COMPANY

/s/ Anabela Cardoso

By:	Anabela Cardoso
Title:	Global Brand Development Leader, Immunology

cc:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
	Attention:	Vice President and President, Established Markets
	Attention:	General Patent Counsel

Certain identified information, marked by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Tel	302.498.6700
Web	www.incyte.com

March 5, 2020

Anabela Cardoso

Global Brand Development Leader, Immunology
Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

RE: Letter of understanding concerning use of baricitinib for COVID-19 as an Additional Field (the “Letter of Understanding”)

Dear Anabela:

Unless otherwise defined herein, all capitalized terms appearing in the Letter of Understanding shall have the meaning set forth in the License, Development and Commercialization Agreement by and between Incyte Corporation (“Incyte”) and Eli Lilly and Company (“Lilly”) effective December 18, 2009, as amended June 22, 2010, August 1, 2011, March 31, 2016 and December 13, 2016 (collectively, the “Agreement”).

WHEREAS, Incyte and Lilly (the “Parties”) entered into the Agreement;

WHEREAS, Lilly is developing and commercializing baricitinib as a “Licensed Product” throughout the world under the terms of the Agreement;

WHEREAS, on February 4, 2020, the scientific publication The Lancet published an article entitled “Baricitinib as potential treatment for 2019-nCoV acute respiratory disease” (available at https://www.thelancet.com/journals/lancet/article/PIIS0140-6736(20)30304-4/fulltext );

WHEREAS, Lilly seeks to explore the use of the Licensed Product in the treatment, control, management, mitigation, prevention or cure of 2019-nCoV acute respiratory disease (“COVID-19”);

WHEREAS, by email of February 20, 2020, Lilly requested that Incyte provide Lilly the right to operate in the area of COVID-19; and

WHEREAS, the Parties have agreed that the public health crisis from COVID-19 is sufficient that any use of Licensed Products in the field of COVID-19 should commence as soon as practicable.

NOW THEREFORE, the Parties hereby agree as follows:

1)    Permission by Incyte for Lilly to commence research and Development of Licensed Products to address COVID-19 crisis. Incyte hereby provides Lilly with its permission to commence research and Development work on the Licensed Product for the treatment, control, management, mitigation, prevention or cure of COVID-19 for the acute situation globally that Lilly deems appropriate and reasonable (such work, the “COVID-19 Work”). For clarity, the permission granted by Incyte does not include the right of Lilly to Commercialize the Licensed Product for COVID-19. Matters pertaining to terms and conditions for Commercialization rights related to the COVID-19 Work shall be negotiated as follows:

a.     Crisis Efforts. In the event that Lilly is compelled to seek Regulatory Approval by the FDA, EMEA or MHLW for the Licensed Product in COVID-19 as an element of continued COVID-19 humanitarian efforts and Regulatory Authority cooperation (“Crisis Efforts”), the Parties shall meet to discuss Commercialization rights, including the terms and conditions of such rights reflective of the overall cost/opportunity implicated by such a limited development program, which may differ from the terms and conditions of the present Agreement. For the abundance of clarity, the parties acknowledge that being compelled to seek Regulatory Approval as a part of Crisis Efforts shall not, by itself, be deemed Commercialization efforts.

b.     Non-Crisis Efforts. In the event Lilly wishes to undertake Commercialization efforts separate and apart from Crisis Efforts, then the parties agree that they intend the terms and conditions applicable to Commercialization rights for such activity shall not be financially or otherwise less favorable to Incyte than the terms and conditions presently set forth in the Agreement.

2)    Milestone event. Milestone event [***] in Section 7.2(a)(i) of the Agreement, and as implicated by Section 2.4 of the Agreement as to an Additional Indication, [***] shall not apply to the COVID-19 Work, nor shall any other term of the Agreement imposing obligations on either party which assume such work will result in Commercialization. Notwithstanding the foregoing sentence, the Parties intend that in the event Lilly seeks Regulatory Approval for the Licensed Product in COVID-19, the terms of the agreement to be negotiated with respect to Commercialization rights would include the payment of milestones and royalties.

3)    Conduct of COVID-19 Work beyond present acute crisis situation. Incyte’s permission set forth in Section 1 herein does not extend beyond the right of Lilly to conduct such activities for use of the Licensed Product outside of the COVID-19 Work. In the event that Lilly seeks to research, Develop or Commercialize the Licensed Product beyond such parameters, it shall not do so unless the Parties have entered into a mutual written agreement with respect to such matter.

4)    Non-compete non-applicability to ruxolitinib. Lilly agrees that the non-compete provisions of Section 2.6 shall not be deemed to apply to any Development or Commercialization by Incyte, Novartis International Pharmaceutical Ltd. or its/their affiliates or licensees with respect to ruxolitinib for the treatment of COVID-19.

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5)    No waiver. Nothing herein shall be deemed to be a waiver by Incyte of any of its rights under the Agreement.

6)    Other terms and conditions. All other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties by their respective authorized representatives have executed this Letter of Understanding, and it is therefore effective, as of the date of last signature below.

Sincerely,
INCYTE CORPORATION

/s/ Vijay Iyengar

By:	Vijay Iyengar
Title:	Executive Vice President, Global Strategy and Corporate Development

Acknowledged and Agreed:
ELI LILLY AND COMPANY

/s/ Anabela Cardoso

By:	Anabela Cardoso
Title:	Global Brand Development Leader, Immunology

cc:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
	Attention:	Vice President and President, Established Markets
	Attention:	General Patent Counsel
	Facsimile No.:	[***]

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